EXHIBIT 22

SUBSIDIARIES OF THE REGISTRANT

                  As of December 31, 1996, City Holding Company had nine banking and three nonbanking subsidiaries. The City National Bank of Charleston, Charleston, West Virginia, Home National Bank of Sutton, Sutton, West Virginia, and Merchants National Bank, Montgomery, West Virginia, are national banking associations conducting business in West Virginia and are 100% owned by City Holding Company. The Peoples Bank of Point Pleasant, Point Pleasant, West Virginia; First State Bank & Trust, Rainelle, West Virginia; Bank of Ripley, Ripley, West Virginia; Blue Ridge Bank, Martinsburg, West Virginia; and Peoples State Bank, Clarksburg, West Virginia, are state-chartered banking institutions conducting business in West Virginia and are 100% owned by City Holding Company. Hinton Financial Corporation, a single bank holding company, and its subsidiary, The First National Bank of Hinton, a national banking association, are located in Hinton, West Virginia, and are 100% owned by City Holding Company. City Mortgage Corporation, Pittsburgh, Pennsylvania, is a full service mortgage banking company business in Pennsylvania, and City Financial Corporation, Charleston, West Virginia, is a full service securities brokerage and investment advisory company conducting business in West Virginia. Both are 100% owned by City Holding Company.

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